For Immediate Release

                        DIALYSIS CORPORATION OF AMERICA
                                  ANNOUNCES
            STEPHEN W. EVERETT AS ITS NEW CHIEF EXECUTIVE OFFICER

Hanover, Maryland, June 13, 2003 - Dialysis Corporation of America (NASDAQ-
DCAI) announces the appointment of Stephen Everett, its President, as its new Chief Executive Officer. Mr. Everett joined Dialysis Corporation of America in November, 1998, as Executive Vice President and rose to President of the Company in March, 2000.

Thomas K. Langbein, Chairman of the Board of Dialysis Corporation of America and the former Chief Executive Officer of the company, stated: "Steve has exhibited excellent management skills since joining our company, having initiated a steady growth pattern for Dialysis Corporation of America's operations, increasing our outpatient dialysis centers, our patient base, and our inpatient hospital services, as well as expanding our dialysis services to new areas. Mr. Everett has also built a strong management base, which we anticipate will continue to be the impetus for continued growth of our operations. Accordingly, based upon my recommendation, the board of directors appointed Mr. Everett as our new Chief Executive Officer, and we wish him continued success."

Mr. Everett, 46 years old, has been involved in the healthcare industry for over 23 years. From 1993 to 1997, he was responsible for oversight, deal structuring, physician recruitment and practice management for the renal care division of Vivra, Inc., then the second largest provider of dialysis services in the United States. Mr. Everett held positions of similar responsibility until he joined Dialysis Corporation of America in November, 1998, with Physicians Practice Management, engaged in consulting and management in the renal healthcare field.

This release contains forward-looking statements that are subject to risks and uncertainties, including among others, certain delays beyond the company's control with respect to future business events, the development of additional dialysis facilities and services, the highly competitive environment in the dialysis treatment industry, continued growth, the strength and stability of management, and other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2002 and from time to time in our other filings with the Securities and Exchange Commission.

CONTACT: For more information, contact Thomas K. Langbein, Chairman of the Board, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, telephone: (201) 288-8222.